Exhibit 2.1

THOSE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 1

(the Sellers)

and

MEDIKRA INC.

(the Buyer)

SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is dated 15 July 2025

PARTIES

(1)	THOSE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT IN SCHEDULE 1 (the Sellers); and

(2)	MEDIKRA INC., an exempted company incorporated under the laws of the Cayman Islands with company number [***] (the Buyer).

BACKGROUND

(A)	The Sellers are the registered holders of the Sale Shares.

(B)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares in consideration of the allotment and issue of Consideration Shares to the Sellers subject to and on the terms and conditions of this agreement.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Business Day: a day, other than a Saturday, Sunday or public holiday in Grand Cayman or Malaysia, when banks in George Town and Kuala Lumpur respectively are open for business.

Company: Medika Natura Sdn. Bhd., a private limited company incorporated under the laws of Malaysia with registration number [***].

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: the date of this agreement.

Consideration Shares: the 25,555,158 ordinary shares with a par value of US$0.0001 each in the capital of the Buyer to be allotted and issued to the Sellers in accordance with clause 3.1 in consideration for the sale of the Sale Shares.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Sale Shares: the 2,555,516 ordinary shares in the Company, comprising the whole of the allotted and issued share capital of the Company.

1.2	References to clauses and Schedules are to the clauses of, and Schedules to, this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement.

1.5	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.6	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.7	A reference to the Sellers shall include a reference to each of them.

1.8	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.9	A reference to writing or written excludes fax but includes email (unless otherwise expressly provided in this agreement).

1.10	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.11	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.12	References to a document in agreed form is to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.13	A reference to a statute or statutory provision is a reference to it as it is in force as at the date of this agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this agreement under that statute or statutory provision.

2.	SALE AND PURCHASE

The Sellers shall sell with full title guarantee free from all Encumbrances and the Buyer shall buy the Sale Shares, together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

3.	CONSIDERATION

3.1	In consideration for the transfer to the Buyer of the Sale Shares prior to the date of this Agreement, the Buyer shall allot and issue the Consideration Shares to the Sellers, in the proportions set out opposite their respective names in Schedule 1, in each case credited as fully paid.

3.2	The Consideration Shares shall rank pari passu in all respects with the existing ordinary shares in the Buyer with a par value of US$0.0001, including the right to receive all dividends declared, made or paid after the Completion Date.

3.3	The parties hereby acknowledge and confirm that the Sale Shares have been transferred to the Buyer such that the Buyer is the sole legal and beneficial owner of the Sale Shares. The Sale Shares were transferred with the mutual intention that such transfer serve as the consideration for the issuance of the Consideration Shares, and the Buyer acknowledges the receipt and sufficiency of such consideration. The Consideration Shares shall be considered to be fully paid on issue.

4.	COMPLETION

4.1	Completion shall take place immediately following the execution of this Agreement.

4.2	At or prior to Completion the Sellers shall deliver or cause to be delivered to the Buyer:

(a)	this agreement, duly executed by each of the Sellers;

(b)	share transfer forms of the Sale Shares executed by each of the Sellers in favour of the Buyer;

(c)	any waivers of pre-emption rights or other restrictions on transfer which may exist in respect of the Sale Shares under the articles of association of the Company or otherwise and any other document or consent necessary to enable the Buyer to be registered as the holder of the Sale Shares;

(d)	the share certificates in respect of all Sale Shares or an indemnity in the agreed form for any lost certificates;

(e)	a certified true copy of the latest available audited accounts of the Company, that is made up at any date not more than eighteen (18) months prior to the Completion Date; and

(f)	certified true copies of the national registration identification card or passport of the Sellers and/or such other documents as may be prescribed from time to time by the Stamp Duty Office of the Inland Revenue Board of Malaysia for purposes of assessing the stamp duty payable on a transfer of shares.

4.3	On or prior to the Completion Date the Sellers shall procure that the directors of the Company shall:

(a)	hold a board meeting at which (i) the transfer of the Sale Shares to the Buyer (subject only to stamping) shall be approved for registration in the Company’s register of members; and (ii) the issuance of the share certificate for the Sale Shares to the Buyer upon registration of the Buyer in the Company’s register of members shall be approved; and

(b)	provide the minutes of the meeting, signed by the chair of the board of directors, to the Buyer.

4.4	At Completion the Buyer shall (subject to the Sellers complying with clauses 4.2 and 4.3) allot and issue the Consideration Shares in accordance with clause 3.1 and deliver to the Sellers:

(a)	this agreement, duly executed by the Buyer; and

(b)	a copy of the written resolutions passed by the board of directors of the Buyer authorising the:

(i)	execution by the Buyer of this agreement and all other documents ancillary to it or the transactions contemplated herein;

(ii)	relevant signatory or signatories to execute this agreement and any such other documents on its behalf; and

(iii)	allotment and the issue of the Consideration Shares in accordance with this agreement and, following such allotment and issue, the registration of the Sellers as the holders of such number of Consideration Shares as set out opposite their respective names in Schedule 1 in the Buyer’s register of members.

4.5	As soon as possible after Completion the Sellers shall deliver to the Buyer all documents of title, records, correspondence, documents, files, memoranda and other papers relating to the Company not otherwise required to be delivered at Completion which are in their possession.

5.	WARRANTIES

5.1	The Sellers warrant to the Buyer that:

(a)	the Sale Shares collectively constitute all of the issued shares in the Company and are fully paid;

(b)	the Sellers are the sole legal and beneficial owners of the Sale Shares free from Encumbrances;

(c)	the Sellers have the requisite power and authority to enter into and perform this agreement and the documents referred to in it (to which they are a party), and they constitute (or will constitute, when executed) valid, legal and binding obligations on the Sellers in accordance with their respective terms;

(d)	the execution and performance by the Sellers of this agreement and the documents referred to in it (to which they are a party) will not breach or constitute a default under any agreement, instrument, order, judgement or other restriction to which any Seller is bound;

(e)	the Sale Shares are free from all Encumbrances and there is no agreement or commitment given to create an Encumbrance affecting the Sale Shares; and

(f)	no right has been granted to any person to require the Company to issue any share and no Encumbrance has been created and no commitment has been given to create an Encumbrance in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

5.2	The Buyer warrants to the Sellers that:

(a)	the Buyer has the requisite power and authority to enter into and perform this agreement and the documents referred to in it (to which it is a party), and they constitute (or will constitute, when executed) valid, legal and binding obligations on the Buyer in accordance with their respective terms;

(b)	the execution and performance by the Buyer of this agreement and the documents referred to in it (to which it is a party) will not breach or constitute a default under the Buyer’s articles of association, or any agreement, instrument, order, judgement or other restriction which binds the Buyer.

6.	FURTHER ASSURANCE

At its own expense, each party shall, and shall use reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this agreement.

7.	ASSIGNMENT

This agreement is personal to the parties and neither party shall assign, transfer, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any of its rights and obligations under this agreement without the prior written consent of the other party.

8.	ENTIRE AGREEMENT

This agreement (together with the documents referred to in it) constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

9.	VARIATION AND WAIVER

9.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

9.2	A waiver of any right or remedy under this agreement or by law is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.

9.3	A failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

9.4	Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

10.	NOTICES

10.1	Any notice given to a party under or in connection with this agreement shall be in writing and shall be mailed, personally delivered or sent by email to the relevant party as follows:

(a)	in the case of a Seller, to the address or email address as set out opposite that Seller’s name in Schedule 1; and

(b)	in the case of the Company, to 4th Floor Harbour Place, 103 South Church Street, PO Box 10240, George Town, Grand Cayman, KY1-1002, Cayman Islands or by email to [***] and [***].

10.2	Any party hereto may change its mailing, delivery or email address by giving to the other parties hereto written notice to that effect.

10.3	Any notice or communication shall be deemed to have been received:

(a)	if by hand or courier service, upon delivery;

(b)	if by post, on the tenth Business Day after the letter was posted; and

(c)	if by e-mail, when sent, or if sent outside of business hours in the place of receipt, when business hours resume,

and business hours shall mean 0900-1700 Monday to Friday on a day that is not a public holiday in the place of receipt.

10.4	This clause 10 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

11.	SEVERANCE

11.1	If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.

12.	COUNTERPARTS

12.1	This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. No counterpart shall be effective until each party has delivered to the other at least one executed counterpart.

12.2	Transmission of an executed counterpart of this agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as the transmission of an executed “wet-ink” counterpart of this agreement.

12.3	Sections 8 and 19(3) of the Electronic Transactions Act (As Revised) of the Cayman Islands shall not apply to this agreement.

13.	THIRD PARTY RIGHTS

13.1	A person who is not a party to this agreement has no right to enforce any term of, or enjoy any benefit under, this agreement.

14.	GOVERNING LAW AND JURISDICTION

14.1	This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of the Cayman Islands.

14.2	Each party irrevocably agrees that the courts of the Cayman Islands shall have non- exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

SCHEDULE 1

The Sellers

Name	Address and e-mail address	Number of Sale Shares	Number of Consideration Shares
		893,862	8,938,619
		888,863	8,888,629
		457,792	4,577,920
		100,000	1,000,000
		100,000	1,000,000
		50,000	500,000
		32,332	323,320
		12,999	129,990
		12,000	120,000
		1,668	16,680
		6,000	60,000

Executed for and on behalf of	)
MEDIKRA INC.	)
by its duly authorised director	)
(Director)

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by a duly authorised signatory	)
(Authorised Signatory)

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